Eileen M. Connolly                        Adele Ambrose
908-221-6731                              908-221-6000

FOR RELEASE THURSDAY, JUNE 15, 2000
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                           AT&T CLOSES MEDIAONE MERGER

      NEW YORK - AT&T and MediaOne Group today announced they have completed their merger, valued at approximately $44 billion based on AT&T's closing stock price yesterday of $33.50. With the addition of MediaOne's 5 million cable subscribers, AT&T becomes the country's largest cable operator, with about 16 million customers on the systems it owns and operates, which pass nearly 28 million American homes.

      The deal was finalized today with the filing of a certificate of merger with the office of the Delaware Secretary of State in Dover, Del. All necessary approvals for the merger have been obtained, including the U.S. Department of Justice, the Federal Communications Commission, state and municipal regulators and MediaOne shareowners. The boards of the two companies approved the merger in May, 1999.

      "The combination of AT&T and MediaOne means that far more American consumers will have a real choice and lower prices in local phone service, faster Internet access and better cable TV," said AT&T Chairman and CEO C. Michael Armstrong. "By year-end, most of our networks will be upgraded, making analog and digital video, high-speed Internet access, cable telephony and interactive television available to more of our customers."

      As previously announced, MediaOne shareowners will receive $30.85 in cash plus .95 shares of AT&T stock for every share of MediaOne they hold on the closing date. Based on AT&T's recent stock price, MediaOne shareholders also will receive an additional cash payment of $5.42 per MediaOne share.

      For a limited time immediately following the closing, MediaOne shareholders can elect to have their shares exchanged for cash, stock or a combination of both stock and cash. All MediaOne shareholders will receive election forms and instructions shortly. Elections will be subject to specified limits and pro-ration.

      In the aggregate, however, AT&T plans to issue 606 million shares of AT&T common stock and $23 billion in cash to close the transaction. Following the merger, there will be approximately 3.7 billion AT&T shares outstanding and the company expects to have about 5 million AT&T shareowners.

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      MediaOne will become part of AT&T Broadband, which is headquartered in the
Denver area. During the coming months, MediaOne's services will be renamed under the AT&T brand.

      "I'm especially pleased to welcome the MediaOne people who have brought this company so far," Armstrong said. "Their energy, commitment to quality, customer service and innovation are outstanding. Together we can accelerate the delivery of advanced broadband services to millions of customers."

      Dan Somers, president and CEO of AT&T Broadband said, "Our formation of one of the most dynamic companies in America makes our home in Denver the broadband capital of the world. The combination of AT&T Broadband and MediaOne creates a terrific set of assets with great opportunities in the marketplace."

      For full year 1999, MediaOne had revenues of approximately $2.7 billion. The company has nearly 15,400 employees and approximately 1 million shareowners.

      AT&T had 1999 revenues of $62.39 billion and assets, as of December 31, 1999, of $169.41 billion. The company, headquartered here, has about 4.2 million shareowners and about 145,000 employees.

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